Exhibit 99.1

MAIDEN LANE INTRODUCES BREAKTHROUGH ASPIRI™ COLLECTION

NEW YORK, NY—May 27th, 2014—Maiden Lane (MDNL), purveyor of fine quality engagement rings and other jewelry is excited to announce the launch of the ASPIRI™ Collection of complete diamond engagement rings. Maiden Lane, formerly Romantique, has a traditional approach to quality custom craftsmanship, combined with a modern aesthetic and innovative approach, exemplified by the debut collection.

“We think this collection is a game changer,” said Michael Wirth, CEO of Maiden Lane. “An ASPIRI ring really delivers the ‘wow factor.’ Compared carat for carat, and with similar color and clarity, ASPIRI cut diamonds offer a larger look at an affordable price and high perceived value for the consumer.”

Each stone is handcrafted by artisans using a unique cutting technique that results in a center stone that looks 20%-50% larger than a traditional stone of equal carat weight. “We focus not only on the ‘4Cs’ – carat weight, cut, clarity, and color but also what we call the fifth “C” – coverage, or the area of the face of the diamond,” says Wirth. The ASPIRI collection features diamonds that are visually and physically 120-150% the face size of similarly weighted diamond center stones.  These gemologist-certified cushion brilliant cut diamonds come in the finest quality halo setting for a stunning final look that maximizes the brilliance and attributes of each stone.

The ASPIRI collection of engagement rings is available for wholesale to independent jewelry retailers. Efficiencies in the supply chain, delivery, and design process offer a fully finished complete engagement ring (center stone and ring). By maintaining control of the design and manufacturing process, independent jewelers can offer their customers master artisan designed, unique, high quality and impressive looking engagement rings at a lower price for a greater perceived value.

ABOUT MAIDEN LANE JEWELRY LTD.:

Maiden Lane Jewelry Ltd. is a producer of complete engagement rings and other jewelry products for independent retailers across the US. The Company’s signature line is the ASPIRI™ collection of bridal engagement rings, which are certified cushion brilliant by the American Gem Society.

Maiden Lane will be at the 2014 JCK luxury show in Vegas at Booth LUX1811

For media inquiries, please contact Shelley Reinstein at shelley@autumncommunications.com